EXHIBIT 99.2

American Eagle Outfitters, Inc.
First Quarter 2006
Conference Call Transcript dated May 16, 2006

Operator

Good morning. My name is Dennis and I will be your conference facilitator today. At this time, I would like to welcome everyone to the American Eagle Outfitter's first quarter 2006 earnings call.

All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. [OPERATOR INSTRUCTIONS]

I will now turn the call over to Ms. Judy Meehan. Please go ahead, ma'am.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Thank you, Dennis. Good morning, everybody. Thank you for joining us today.

With me from management are Jim O'Donnell, Chief Executive Officer, Susan McGalla, President, Chief Merchandising Officer, AE Brand, and Joan Hilson, Executive Vice President, Chief Financial Officer, AE Brand. If you need a copy of our first quarter press release it is available on our Web site at ae.com or please call Erin at 724-779-6076.

Before we begin, I need to remind everyone that during this conference call members of management will make certain forward-looking statements based upon information which represent the Company's current expectations or beliefs. The actual results realized may differ materially from those expectations or beliefs based on risk factors included in our quarterly and annual reports filed with the SEC.

Now I'd like to introduce our CEO, Jim O'Donnell.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you, Judy. Good morning, everyone.

I'm pleased with our first quarter performance, which improved on an outstanding quarter last year. The quarter was driven by successful merchandising and design as well as a solid execution across our Company. I'm proud of our teams and their proven ability to consistently deliver on trend merchandise within our quality value equation. Our organization has embraced strong operating disciplines within a flexible framework. We are committed to delivering profitable growth.

Our first quarter EPS increased 20% to $0.42, including $0.02 of stock option expense not incurred last year. Our comp increase was 9% which followed a 27% comp increase last year and marked the ninth consecutive quarter of positive comp store sales. Demonstrating consistent operating performance, we achieved an operating margin of 18.9% while investing in our new growth strategies.

So far this year, we've made steady progress on our real estate strategy. We are on track to grow square footage by 7% this year through 46 new stores, 68 remodels, along with four store closings. In the first quarter, we opened 11 stores, remodeled 14 and closed four stores.

We have recently accelerated our store remodeling program to capture the strong productivity improvements, with average store profitability increasing 70% in the first year after remodel. In many cases, we are relocating our stores within the mall, expanding store frontage and increasing store size to accommodate incremental business, including our new intimate sub-brand, aerie. Recent new store economics also remain quite positive with sales productivity approximately 90% of our mature stores during the first year of operation.

Now, I'd like to highlight two other growth initiatives, specifically our new brands, aerie by American Eagle and MARTIN + OSA.

Our new intimate sub-brand, aerie, will launch this Fall supported by a multidimensional real estate strategy. We are expanding the intimates presentation in existing stores. New and remodeled stores are opening with more square footage dedicated to intimates. Additionally, we will open three standalone aerie locations.

We're also looking forward to the launch of our new MARTIN + OSA concept, a unique specialty lifestyle brand targeting 25 to 40 year olds. Our first four stores will open this Fall in Tysons Corner, Virginia; Fashion Island in Newport Beach, California; NorthPark Center in Dallas; and San Francisco Center.

Supporting our future growth, we broke ground in early April on a 540,000 square feet addition to our Ottawa, Kansas distribution center. We are running ahead of schedule and the project should be completed in early 2007. Our expanded facility will total nearly one million square feet and support AE's western stores, aerie, ae.com, and MARTIN + OSA.

Lastly, as we prepare for future growth, we continue to strengthen our organization and solidify our leadership structure. Over the last several months, we made a number of key management appointments in the areas of marketing, sourcing and production, finance, real estate and supply chain.

In summary, the first quarter set a strong positive tone for what should be another productive year. We will continue to build our brand and pursue strategies to drive growth and shareholder value.

Now here's Susan.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Thanks, Jim, and good morning everybody.

I'm extremely pleased with our performance in the first quarter, particularly as we anniversaried strong results from last year. Our consistent performance is driven by ongoing improvements to our product, process and our teams over the past 24 months. In addition, we stay committed to developing the best customer connection in our space.

While we are clearly pleased with past results, we've remained absolutely focused on the future. We are vigilant about maintaining our brand momentum and driving strategic initiatives toward market share gains and leveraging the AE brand through our first sub-brand, aerie by American Eagle.

We entered the quarter with our Spring plan sharply focused on making AE the destination for Spring break. We delivered an optimistic Spring assortment which reflected newness in emerging trends. Our key items were on target with both men's and women's reflecting new silhouettes in tops and bottoms. We were also pleased with our play on neutrals while staying true to our brand with just the right amount of color.

Sales strength was broad based across men's, women's and intimates. Our women's division achieved a high single-digit comp. Comps were best in graphic tees, tanks, shorts, capris, jeans, flip-flops and intimates while women's skirts, wovens and accessories were below our expectations.

Men's produced a positive low double-digit comp with the strongest results in graphic tees, jeans, shorts, polos, flip-flops and boxers. Within men's we continued to see a planned downtrend in woven shirts.

Destination AE, that's our strategy for driving market share, delivered positive results during the first quarter contributing to comp performance and the increase in our average unit retail price. This Spring, we added incremental styles in targeted categories across men's and women's which offered new fabrications and special design details. These assortments were well received by our customers. It's important to note that we are absolutely committed to delivering value at every price point. Within Destination AE, we are in the initial stages of identifying key market share opportunities, which will evolve and expand over time.

We look forward to the launch of aerie by American Eagle this Fall. Supported by additional real estate, our assortment will expand to a complete lifestyle expression of undies and AE dormwear. Based on successful test results, our bra collection will launch to over half of the chain this Fall. Through research and focus groups with our customers, we know that the intimates category is a significant market opportunity. Right now, our AE girl has limited options in the marketplace. Aerie is a compelling and unique approach to intimates staying true to our AE lifestyle. It will leverage our brand and expand the relationship we have with our existing customers. As we gear up for the launch this Fall, we expect aerie to be a comp sales contributor with a complimentary profit margin to the overall brand.

Regarding our new loyalty program, we are pleased with the AE All-Access Pass. Our strategy of replacing short-term coupons with long-term customer loyalty is truly proving successful. New enrollments are exceeding our expectations and the first two redemption periods were encouraging.

AE.com also performed well in the first quarter with sales rising 45%, driven by increased unique user sessions.

In closing, I would like to comment briefly on our view of the Fall season. We continue to evolve with changes in trends, body shapes and colors, providing freshness and energy to our assortments. This Fall, we will build upon our leading market share position in jeans, which will reflect 90% newness while leveraging our brand strength in proven fits. We'll offer updated styles, washes, treatments, fits and silhouettes. As we prepare for our new assortment which arrives on July 11th, we are running planned denim promotions to exit current styles.

While jeans are one of the key back-to-school categories we are absolutely passionate about building success through a balanced assortment. We've built a meaningful non-denim bottoms business and importantly, the right tees, tops and accessories for our AE customer. There will be plenty of freshness in trend and style this year and we are confident that we've put together a compelling assortment, yet as always, it's our customer's vote that truly counts. So stay tuned.

I look forward to talking to you again soon and I'll turn the call over to Joan.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks, Susan, and good morning everyone.

We had a successful first quarter driven by strong assortments which delivered better than expected merchandise margins. Our margin performance was solid against remarkable results last year. We managed our inventory investments well, optimizing key categories through our flexible trigger strategy. Overall, our expenses were as expected while investing in growth initiatives including store remodels and upgrades, aerie and MARTIN + OSA. In time we expect these investments to become meaningful contributors to the bottom line.

Now let's take a look at the details of the first quarter. Total sales increased 14% to $522 million. Comparable store sales increased 9% against a 27% increase last year.

First quarter sales reflected positive store traffic trends resulting in mid single-digit increases in both units sold and transactions per store. Our average unit retail price and units per transaction increased in the low single-digits driving a mid single-digit increase in our average transaction value.

All graphic regions comped positively in the first quarter as follows: low double-digits in the Southwest, Northeast and Southeast; high single-digits in the Mid-Atlantic region; mid single-digits in the Midwest; low single-digits in the West; and high single-digits in Canada.

Turning now to our margin performance, our gross margin of 48.6% declined 10 basis points from a record 48.7% in the first quarter of last year. Gross margin decline was the result of an increase in markdowns over last year when our markdown rate was at a historical low.

Looking at the components of gross margin, our merchandise margin declined by 60 basis points. Partially offsetting higher markdowns was a higher IMU. Buying, occupancy and warehousing costs leveraged by 50 basis points primarily due to rent.

SG&A as a percent to sales was 26% compared to 25.5% last year. Approximately $3.6 million of SG&A, or 70 basis points, was related to stock option expense which was not included last year. Within SG&A, we experienced leverage within store payroll costs partially offset by increased supply expense. Additionally, we continued to absorb incremental expense as related to MARTIN + OSA.

We generated an operating margin of 18.9%, our second highest first quarter rate, while absorbing the stock option expense and costs associated with growth initiatives.

Other income for the first quarter increased to $7.5 million, primarily reflecting a larger investment balance as well as a higher investment yield compared to last year.

Our first quarter effective tax rate was approximately 40%. This compares to 39% last year. The higher rate was partially due to the tax repatriation planned to take place this quarter. For the second quarter, we expect our effective tax rate to approximate 39%.

Income from continuing operations in the first quarter increased to $64.2 million compared to $55.2 million last year. Fully diluted earnings per share increased to $0.42 versus $0.35 last year, a 20% increase.

Strong cash flow resulted in a $244 million increase in cash, short-term and long-term investments to a total of $925 million.

Capital expenditures in the quarter were $36 million. For the year, we expect capital expenditures of approximately $215 million, which includes new and remodeled stores, our new Pittsburgh headquarters, a new data center, as well as our expanded Kansas distribution facility. The increase in Cap Ex guidance reflects additional store remodels and the accelerated construction schedule for our Kansas DC.

At the end of the first quarter total merchandise inventories increased $19.7 million to $195.3 million compared to last year. Our inventory per square foot at cost increased 1.4% and our units per foot were down 2.1%, reflecting higher than expected sales in April. We continue to receive deliveries to support our Summer business and we are comfortable with our overall inventory level and content. Looking ahead to the end of the second quarter, we expect ending inventory to increase in the low to mid single-digits at cost per foot compared to last year.

With respect to earnings guidance, at this time, we expect our second quarter earnings per share to be in the range of $0.39 to $0.41. This compares to earnings of $0.37 per share last year. Our second quarter guidance includes stock option expense of approximately $0.01 per share not included last year. For the year, we expect stock option expense to total $0.04 to $0.05 per share.

To sum it up, our first quarter performance demonstrates the strength of the American Eagle brand, our team's commitment to delivering solid results and passion for our future opportunities. As we look toward the balance of this year, we are optimistic about our investments in growth and believe we are well positioned to deliver continued earnings growth.

Thank you now, and I'll open the call for questions.

Operator

[OPERATOR INSTRUCTIONS] We'll pause for a moment to compile the Q&A roster. Your first question is from the line of Lauren Levitan with Cowen and Company.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Hi, Lauren.

Lauren Levitan - SG Cowen & Company - Analyst

Good morning.

I wanted to have Jim give us little bit more clarification on the remodels. Can you give us a sense of what percent of the chain will be meeting your standard by the end of this year now that you've accelerated those plans and maybe a sense of what percent of them will be large enough to incorporate the broader aerie assortments?

And then related to that, should we expect the higher Cap Ex to, you know, level of this year to moderate next year and how much cash are you targeting maintaining on the balance sheet to give you protection and room for investments going forward? Thanks very much.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Hi, Lauren.

The remodel program, as I stated, is very successful and as we continue to be aggressive in remodeling. The majority of the stores, which really would amount to probably 95%, will be able to incorporate the expanded aerie collection.

By year-end, I expect that we'll have somewhere in the vicinity of 65 to 70 stores yet to be remodeled and that would take the portfolio, within the next two years, would be 100% branded with the minimal of our 2000 design, so we feel like we're at a very good place from a remodel point of view. We are looking at a new updated remodel store plan that we haven't made a decision on that will take some of our new stores and our flagship stores to another whole level but that's more to come later.

Joan, you want anything on the balance sheet?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Sure, thanks, Jim.

The Cap Ex, Lauren, in terms of normalizing, we expect 2007 to be lower than 2006, but higher than what we've seen in our history and in '05 we reported a little over $80 million. So we expect it to be somewhere in between, we have to complete the infrastructure initiatives that Jim mentioned.

In terms of cash on the balance sheet, we continue to evaluate our opportunities for cash, Lauren, and yet we consider our investments in our growth initiatives as a very high priority and we are certainly doing that with the initiatives that Jim has spoken about. Further, we have a dividend program, as you're aware of, and we continue to evaluate that as well as a share repurchase.

Lauren Levitan - SG Cowen & Company - Analyst

Thank you and good luck.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

As far as Cap Ex, we expect Cap Ex to level off next year, although we'll still continue to be aggressive in our growth initiatives.

Lauren Levitan - SG Cowen & Company - Analyst

Great. Thank you.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

You're welcome.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thank you.

Operator

Your next question comes from the line of Dana Cohen with Banc of America.

Dana Cohen - Banc of America Securities - Analyst

Good morning, guys. Congrats. A couple questions.

You mentioned the margins of aerie being complimentary, I think was the word you used. Can you just maybe give us a better sense of where they are versus, you know, average corporate margins?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Okay, Dana.

They are currently running at, really, right along and at the Company trends. We see longer term the potential for them to be consistently slightly above Company trends, but right now we're still investing and learning in that business, and, you know, we're seeing, again, very complimentary, very consistent levels of margin with the main brand.

Dana Cohen - Banc of America Securities - Analyst

And then, you know, as you're adding this product into the stores for the Fall, is it a net increase in terms of product in the stores or is there something that is coming out to make way for it?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

That's actually a really good question. We were always, you know, one of the things in our business I think as a company we're good at, we're always evaluating profitable businesses, brand market share building businesses and then ones that need to either be down trended or maybe we need to step away from it. There are some categories as we looked at maximizing aerie in about 45 stores that we thought could be better used for an expanded aerie assortment so we've made that switch and actually taken out some expanded assortments on the women's side. Nothing from core but some expanded assortments and moved them into an investment in aerie. But primarily the expansion in aerie is by us taking advantage of square footage we currently have that we haven't used to its full advantage, and that's what we're going to be start rolling out in the Fall.

Dana Cohen - Banc of America Securities - Analyst

Okay, and then last question.

What would be the leverage point on comp as we move through the balance of the year?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Yeah, I'll take that, Dana.

We see ourselves leveraging in terms, I'm assuming you're talking about SG&A.

Dana Cohen - Banc of America Securities - Analyst

Correct.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

We see that at a high single-digit comp in terms of leverage when we think about the things that we're including this year, like stock option expense and the absorption of our growth initiatives.

Dana Cohen - Banc of America Securities - Analyst

And that would be Q2 through Q4?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

That's correct.

Dana Cohen - Banc of America Securities - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Stacy Pak with Prudential Equity Group.

Stacy Pak - Prudential Equity Group - Analyst

Hi, thanks.

On aerie, can you talk a little bit about how you're going to market it differently, if you are, and I'm particularly interested the kind of bra offering you intend to have. Is it sort of a cotton line or full support?

And then for Fall, as you anniversary the strong trends from last year, should we expect denim will be up as a percentage of the mix? How are you going to anniversary the AUR there and kind of what can you say about the other bottom categories?

And then just a follow-up on Dana's question. On the leverage point, I believe that's a higher leverage point than what you have had, which I thought was mid-single-digits, so maybe you could tell us what the investment in the growth initiatives was in Q1 and how that changes for the rest of the year.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay, Stacy, that's a list but I think I've got it. I'm going to comment briefly on that leverage point and then Joan may want to follow-up.

The only difference in the leverage point of mid single-digit to higher single-digits is, I think Joan is including for you the incremental businesses of aerie in that number. So really the core in the name brand is mid to maybe high singles but really more in the mid range and the high range includes the incremental aerie.

Is there anything you want to add to that, Joan? I think that really clarifies the difference.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Uh-huh.

Stacy Pak - Prudential Equity Group - Analyst

So you invested, just to follow-up there, you invested in aerie in Q1 as well, so you're saying it was high single-digits really in Q1 also?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

That's really for the back half of the year. That was really the question is, how are we guiding toward the balance of the year, and we are certainly investing in the aerie business and there is an element of incrementally to that volume in the second half of the year.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Stacy, to the question on the SG&A leverage, in the first quarter, we have incremental remodels and we do plan to have incremental remodels for the year. We've increased that number. That is, you know, a good portion of the investment that we're talking about in terms of a higher leverage point.

You know, we are investing in MARTIN + OSA. We did say that, as you recall on the fourth quarter conference call, that we have incremental investment in MARTIN + OSA in 2006 but less incremental than we were last year. So that should address the SG&A question.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay.

And then Stacy, on your questions on aerie, a couple things. How are we planning on marketing that? First of all, we are planning to truly, from a marketing perspective, have a launch for this aerie sub-brand right after Labor Day. So that's something that this company has never done before, launched a sub-brand.

We're very excited about it, we're planning some things very special that I won't go into at this point, but one thing that I will say, we have a constant eye on leveraging the American Eagle brand in our girl that we already have.

That's one of the beautiful things about this launch of aerie and the aerie business in total. So we will be speaking to the girl that we already have coming into our store.

The other thing, as it relates to the bra offering and the types of bras, we learned a lot and that's why, you know, we run the business the way that we do, we try to, the customer is smarter than we are. We put out there at 100 stores different types of bras and learned a lot about what they liked, you know, the number one bra that we thought was going to be number one wasn't number one, we learned something else was and those are the kind of adjustments on that, on sizing that we're taking when we're moving bras into an expanded number of stores on the Fall side.

And then, oh yes, and Jim also wanted me to mention that we had focus groups come in that we worked with on our bra offerings as we talked about fine tuning them into the Fall.

Stacy Pak - Prudential Equity Group - Analyst

So they aren't just cotton bras then, Susan? They are, you know, different kinds of bras?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Yes. And I don't know, have you seen, Stacy, our bra assortment that we tested that we have out there currently testing? Have you seen it?

Stacy Pak - Prudential Equity Group - Analyst

Hunh-huh.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay. There are several different types of bras. Again, we're talking about launching a true lifestyle assortment and what our girl is interested in, it's more, cotton is very important to her but it's more than that and we are going to be catering to her.

And the last question to move on to the denim is, you asked how are we planning that. You know, we take extremely, we're very, very serious about our market share position in denim and we are planning it up. As I said in my prepared comments, we're very passionate though about delivering a balanced assortment. We will not live or die by denim in the third quarter of this year but it's a major driver for our business.

Stacy Pak - Prudential Equity Group - Analyst

Great. Thank you.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

I'm sorry?

Stacy Pak - Prudential Equity Group - Analyst

Thank you.

Operator

Your next question comes from the line of Kimberly Greenberger with Citigroup.

Kimberly Greenberger - Smith Barney Citigoup - Analyst

Great. Thank you.

I was wondering, Joan, if you could talk about the changes that we saw, for example in your sales and your gross margin line in the press release this morning versus the 10-K, what the adjustments were to those lines and also it looks like the prior year inventory numbers are also changing. If you could just comment on those adjustments that would be great.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks, Kimberly, for the question.

In terms of sales, the difference from our 10-Ks reflect the change in recording shipping revenue to the sales line and we do that not on a monthly basis but we do that on a quarterly basis.

With respect to inventory, this reflects, as you may recall at the end of the year last year, we changed our methodology in recording inventory in transit and we moved it from the point of deconsolidation to the point of shipping from the port, the port that we're sending our goods over to American Eagle. So that reflects -- that would explain the change in the inventory intransit on the balance sheet.

Kimberly Greenberger - Smith Barney Citigoup - Analyst

But, Joan, you're actually incurring the inventory or, yet you're booking inventory on the balance sheet at the point of departure in the foreign port and not when it arrives here?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

That is correct, yes.

Kimberly Greenberger - Smith Barney Citigoup - Analyst

Great. Thank you.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Uh-huh.

Operator

Your next question comes from the line of Brian Tunick with JPMorgan.

Ana Andreeva - JPMorgan Chase & Company - Analyst

Good morning. This is Ana for Brian. How are you guys?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Good.

Ana Andreeva - JPMorgan Chase & Company - Analyst

Hi, just a quick question.

How should we think about your merchandise margin for the remainder of the year? I think that you mentioned that during the quarter, IMU was a little lower. If you could just give us some color on that? Thanks so much.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Sure. Let me clarify the IMU point. We actually experienced a higher IMU in the first quarter.

Ana Andreeva - JPMorgan Chase & Company - Analyst

Okay.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Looking forward to margins in the second quarter, our guidance for the second quarter reflects a realistic markdown rate which is, in fact, above the second quarter of last year. We believe that this allows us to present fresh assortments and seasonal updates to our customer on a normal cadence, but as in the first quarter, I believe that we have an opportunity to deliver again a strong, high operating margin rate.

Ana Andreeva - JPMorgan Chase & Company - Analyst

Okay, great. Thanks so much.

Operator

Your next question comes from the line of Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Yeah, good afternoon. Congrats on a great quarter.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Jeff Black - Lehman Brothers - Analyst

I was wondering, since we're upping the remodels, I was wondering if you could give us a little more color on, I believe you mentioned a 70% increase number in the call, but what kind of benefit do you get from sales, what kind of benefit do you get on the operating margin line in year one and based on what you know now, you know, what's the cadence of that improvement as you move into the year out periods? Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks for the question, Jeff.

Our remodel and relo. strategy is, what we found is, that the economics that, you know, 70% profitability improvement is very strong, and we were able to accelerate some of our deals to be able to do that earlier in the year. What we find is that as these stores mature over the course of their life through years three, four and five, we continue to see comp store increases which continue to drive higher operating margin rates for us. So, it's something that we're able to benefit financially over a several year period.

Jeff Black - Lehman Brothers - Analyst

Can you put a number on the comp benefit you see in the year out periods? I know that may be asking a lot.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

I wouldn't do that right now. Let us take a look at it and we can evaluate that information for you.

Ana - JPMorgan Chase & Company - Analyst

Okay. Great. Good luck. Thanks.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks for the questions.

Operator

Your next question comes from the line of Richard Jaffe with Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus & Company - Analyst

A question for Susan about what you've learned this Spring from teen fashions, your successful selling, and how you see that translating into your Fall assortments.

And then judging from some of your comments, it sounds like you'll have more customer choices for back-to-school this year than in the past. Is that correct and how much broader will the assortment be or is it just, it will all be shifted around?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay, a couple things. Do you really expect me to go into specifics about fashion?

Richard Jaffe - Stifel Nicolaus & Company - Analyst

I've gotta ask.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

All right I'll answer it as best I can. I think that you're referring to some of the changes in fashion that are occurring, and I'm pretty proud of our teams for approaching this the right way for the American Eagle customer because with some of the changes occurring in fashion right now, it's, for us it's an evolution not a revolution and I think that's quite important.

You know, we have some destination businesses that we make sure that our fashion basics are always modern, they're always updated and we certainly are very well aware of some of the changes occurring and I think you can see that in our existing assortments. We continue to learn, we continue to test, we continue to do focus groups, and we'll continue to evolve those assortments.

I think you can see second quarter evolved over first and while we have prepared for back-to-school and Fall is the next step in that. But we feel we're taking very appropriate steps in just about the right time that our customer is ready for those changes so we feel good about that.

The other thing on the more customer choices, actually, we're really not -- we are very comfortable with the customer choice level in our main brand. Where we will be having some customer choice expansion in the business would be aerie.

Richard Jaffe - Stifel Nicolaus & Company - Analyst

And that will simply be a plus, all those categories will simply be an additional, better choices?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Yes. In most cases those are additional choices where square footage and space allow for aerie.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Next question? Thanks, Richard.

Operator

Your next question comes from the line of Stephanie Whitney with Piper Jaffray.

Stephanie Whitney - Piper Jaffray & Company - Analyst

Hi, good morning. I think that we're getting some feedback on the line.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Yeah, we can hear it a little bit.

Stephanie Whitney - Piper Jaffray & Company - Analyst

Okay. Just actually two actually questions.

First, on your international expansion strategy and then second just coming back to Ana's question earlier, speaking to your promotional activity, watching the stores recently looks like there's very little promotion and is that in light of tighter inventory or have the promotions just not stepped up yet especially on the denim that you spoke to in your prepared remarks?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Stephanie, I'll handle the promotional activity that you're observing.

I think a couple things. First of all, you're seeing us early in the cadence of our floor set. We're about two and a half weeks into our Summer floor set hitting and we're very convicted and have been very successful.

When our categories and our floor sets and our assortments are on the mark for our customer, we sell our merchandise at ticket for several weeks into the set and that's all part of a planned strategy that's been very successful. As always though, and as Joan indicated, we don't sit on merchandise and we know that we, ten times a year offer newness, so that causes us to promote at the right times within a floor set cadence to move merchandise, turn merchandise and make room for the new.

So anyway, so I think what you're seeing on the floor right now is pretty typical of a successful floor set two and a half weeks in, but as I did state in my prepared remarks, we're planning for a major update in denim for back-to-school and I wanted to clarify for all of you who notice, with jeans being such an important business for us, that the promotions that we have in jeans out there right now are planned.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Regarding international. I've made the decision to put the international initiative on hold temporarily. As you can see from our comments today, we have a number of major initiatives that we're embarking on for 2006 that will go into 2007.

At this particular time, I don't want to put any more strain on the Company operationally than we have currently planned. So international plan is finished.

We've had some serious conversations with a number of people and we have some agreements in place that when the time is right, I will activate those agreements and we will move forward into the international sector, but until I feel comfortable that we have our other initiatives up and running, it will remain on hold for a short period of time.

Stephanie Whitney - Piper Jaffray & Company - Analyst

Great. Just two more.

Following-up on that international comment, are you doing any marketing currently internationally and maybe what are some of the takeaways you've learned from the receipt of the brand in international markets maybe speaking to direct international markets.

And then secondly, based on the loyalty program, the All-Access Pass, any learnings from that that you can give to us? Thanks.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay, a couple of points on the marketing internationally. The one thing, we're right now currently shipping to over 50 countries internationally and that's been met with, as we've said in past calls, it's been quite successful for us.

Without knowing we have our eye on international expansion, we are going to be targeting through ae.com a successful marketing strategy to get our name out there and I think it will really help pave the way for us to move into successful international expansion when Jim pulls the trigger. So, we feel really good about those plans.

The comment on AE All-Access Pass, our loyalty program, as I mentioned a little bit earlier, we're very pleased. We continue to exceed our enrollment goals, which is very important, and I want to mention to you really that it's not only just a loyalty program in the fact that we have redemptions coming back. This is about a relationship with our customer and we're learning and we're putting together a very, very rich database about our customer.

Don't forget, in our demographic our customer doesn't always own the credit card and so now through this loyalty program we're learning a lot about them. So there's the benefits of redemption periods which early on we're quite pleased with, but there's also the benefit of a very rich database that's being put together to improve, as I mentioned earlier, that we are committed to having the absolute best customer relationship in our space.

So this loyalty program is really a 360-degree view of our relationship with our customer.

Stephanie Whitney - Piper Jaffray & Company - Analyst

Thank you.

Operator

Your next question comes from the line of Jennifer Black with Jennifer Black and Associates.

Jennifer Black - Jennifer Black and Associates - Analyst

Good morning and let me add my congratulations.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Thanks, Jennifer.

Jennifer Black - Jennifer Black and Associates - Analyst

I was just curious, Susan, as to what items did you chase for the quarter and what did you wish you didn't have? You mentioned what men's woven shirts you were phasing out of but is there anything else?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

We're kind of laughing. There's always a couple, right? You know, we're in this fashion business, but I would tell you just overall, there were some businesses that we bet on that we did a pretty good job. I think that right now, we have one of the primary destinations for the short business in the mall for the girls and the guys and we bet on that early on, but I will tell you it even exceeded our expectations.

We mentioned the strength was broad-based across men's and women's in the short categories. So there were fashion trends changing like that, some of the shapes and the tops I will tell you continued to show strength and we moved after that but, you know, we're really planned to operate that way and I think that's the most important thing is, as you know, early in February, we get a very good read on our Spring assortments, our early indications of what we bring in from Summer to trigger in February and correct our Summer assortments to see what you're seeing today. It's just a part of the way that we work.

Jennifer Black - Jennifer Black and Associates - Analyst

Okay. And as far as the short length, is there, can you speak to that?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

The short length?

Jennifer Black - Jennifer Black and Associates - Analyst

Uh-huh.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Well, I think if you come into our store today you'll see all lengths.

Jennifer Black - Jennifer Black and Associates - Analyst

Right.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

You'll see short shorts, you see the longer shorts, and what our design team put together in that assortment is working quite well, really. I think that's what's happening is shorts are a trend and the girls are wearing them every which way and I don't want to leave the guys out. There are some changes in silhouettes that are reflected on our floors right now for the guys, also working quite well.

Jennifer Black - Jennifer Black and Associates - Analyst

Okay. And anything that you wish you didn't have?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

There's a few things. You know, I won't even go into details. There's always a few items here and there, but I will tell you, our assortments right now I think the important thing is they're clean. Any of those hits we've taken and, you know, we're moving on into the second quarter and I think that's the important point.

Jennifer Black - Jennifer Black and Associates - Analyst

Okay, good luck. Thanks.

Operator

Your next question comes from the line of Holly Guthrie with Morgan Keegan.

Holly Guthrie - Morgan Keegan & Company - Analyst

Thank you. Great job, everybody.

Question on gross margin. Gross margin exceeded my estimate a little bit and I was wondering if you could talk about your initial assumptions for gross margin and how it played out in the quarter?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks, Holly, I'll take that question. It's Joan.

The gross margin for the quarter as you may recall, we planned that, you know, what we call a realistic markdown rate compared to a very low markdown last year. It was our best ever.

What we experienced is that we had very strong sales for the quarter and we, our markdowns came in much better than expected so we were able to also leverage our strong inventory disciplines in terms of our trigger strategy and our flow strategy and Susan and I really believe that that is what leads us to very profitable merchandise margin performances up against some pretty tough results in history.

Holly Guthrie - Morgan Keegan & Company - Analyst

Okay.

And then going back to the high single-digit comps needed to leverage SG&A, I'm assuming, you know, that your confidence in your comp then has built given what you believe is a strong good core of offerings as well as the incremental AE business. Is that correct to support what would be, or what looks like to be a forecast for a high single-digit increase in comps going forward for the back half of the year?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Let me address that specifically. In terms of the leverage question, as we look at our leverage, we view it on a mid to high single-digit comp depending on the quarter of the year that we're in.

And so as we looked at the first quarter we had incremental expenses as we talked about and we had remodels and so fourth. So as we move forward, our operating plans are in place to allow us to leverage in a range of mid to high single comp on an annual basis.

Holly Guthrie - Morgan Keegan & Company - Analyst

Okay.

And then a little bit about just one question on the acceleration of investments. I'm assuming that everything that you're planning for out years is congealing well and that's why you're accelerating the remodels and the DC construction and everything. Is that a correct assumption as far as just a strategic overview?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

In terms of the remodels, the financial opportunity related to remodels is really driving our decision to pull those forward, and with respect to the infrastructure, I'm going to let Jim address that.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

One of the things, and it sounds somewhat subjective, but I guess if you have insight into this specialty apparel business within shopping malls, location is extremely important, and almost in every remodel, we have improved our positioning in the shopping center both in physical position and in size, and what has happened is that it's generated more traffic and we are better presenting of our product and it updates our brand and the store ends up complementing the assortment and the assortment complements the brand so thusly, we've been seeing these productivity figures accelerate at an increased rate that we're very pleased with and that's what's prompting us to accelerate the number of remodels that we originally planned which were in the vicinity of around 50 to 55 up to 68 and that's actually the max for this year.

And all we can tell you is that this entire remodel program has proven over the years. It's not just the one trick pony. We've been doing this now for four years and we have enjoyed success every year and the ones from four years ago continue to show increases in both top line and bottom line performance.

Holly Guthrie - Morgan Keegan & Company - Analyst

Great. And good luck.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

Thank you.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks, Holly.

Operator

Your next question comes from the line of Christine Chen with Pacific Growth.

Christine Chen - Pacific Growth Equities - Analyst

Congratulations on a fabulous quarter.

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

Thanks, Christine.

Christine Chen - Pacific Growth Equities - Analyst

Just some housekeeping questions. Cap Ex for the quarter, maybe I missed it, and after this year, how many stores will you have left for the remodel program?

Joan Hilson - American Eagle Outfitters, Inc. - EVP, CFO, AE Brand

The Cap Ex for the quarter was roughly $36 million.

Jim O'Donnell - American Eagle Outfitters, Inc. - CEO

By year's end, we will have less than 70 stores to be remodeled that would be in our old format from 1995. So all stores within the next two years, after, in '07 and 08, all stores will have a minimum of the 2000 design, which is our white store, going forward.

Christine Chen - Pacific Growth Equities - Analyst

Right. That's great.

And then Susan, if you could just give us the floor set timing for now, between now and back-to-school?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay.

We have a minor floor set change that we're always re-evaluating the best time for our customers to put newness out there. Last year, our Summer two floor set which has about 15% newness, it's not a major update but there's about 15% newness and we do rework the way the floor is laid out a little bit.

That was set a week after Memorial Day. This year it will be set the Tuesday before Memorial Day to capitalize on Memorial Day traffic.

Christine Chen - Pacific Growth Equities - Analyst

Okay. And the number of floor sets for the year is, I assume the same from last year?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

It's still ten.

Christine Chen - Pacific Growth Equities - Analyst

Okay. Thank you. Good luck.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Sure, thanks.

Operator

Your next question comes from the line of Dana Telsey with TAG Telsey Advisor Group.

Dana Telsey - TAG Telsey Advisor Group - Analyst

Good morning, everyone, and congratulations.

Susan, can you talk a little bit about the tier pricing strategy. It's been very successful for you. Are you going to expand that into other categories and how do you see AUR evolving throughout the balance of the year?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Thanks, Dana.

I want to qualify the tiered pricing sort of buzzword that's out there as it relates to American Eagle. We really don't view it as tiered pricing and the reason that I caution that is two-fold.

We don't tell our design team you have to satisfy, you know, three price points in a particular category. We really go after it differently. We look at market share. This is destination American Eagle. We go after market share opportunities and we look for expanded assortment opportunities within market share ideas.

So what we do is let our design team go crazy, come back, make sure they cover the fashion basics, but we let them really bring things that expand the assortment, make us a destination for a particular category and if tiered pricing, if value permits, we let our prices evolve within specific categories.

I think that it certainly has proven to be a nice contributor to moderate AUR growth for us, but I just have to say it's price and value. That's what quality and value really mean to the American Eagle brand.

So we're very strategic about how we go after it and we're very measured how we go after it because, you know, we're very passionate in our brand making sure that we are not over assorted. So we really pick our spots and go after these in a very targeted way.

Dana Telsey - TAG Telsey Advisor Group - Analyst

Thank you.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Uh-huh.

Operator

Your next question comes from the line of Todd Slater with Lazard Capital Markets.

Todd Slater - Lazard Capital Markets - Analyst

Hi. All of our questions have been answered. Thank you.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Okay, thanks. We'll take one more question, Dennis.

Operator

The final question will come from the line of Meredith Kent with UBS.

Meredith Kent - UBS Warburg - Analyst

Hi. Got in just under the wire.

I just wanted to follow-up on a couple more aerie questions. First of all, how big would you say the opportunity for this business is in dollars?

And then also, could you talk a little more about the dormwear part of the business? I just am trying to get a sense of how that overlaps or could potentially cut into some of the tank or bottoms business that you already have.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay. Yes, that is a good question.

A couple of things. First of all, the dollar opportunity in aerie, we've been out there, you know, with some numbers about some, you know, 5-year plus potential in the half a billion dollar range and up, and you know, we'll see. Again, I think that, you know, we have a job to do.

We're going out there. We're not talking about a small base of business that we're starting with and we have six years of experience in building to where we are today so we'll continue to keep you updated, you know, as we're on track to do that but we certainly feel that dollar opportunity is out there plus some.

The dorm wear piece, again, we have experience in this. Dorm wear is actually how we started our intimates business at American Eagle.

It really was about extending their lifestyle, what they can wear in their dorm room, hanging out and they can wear out on the street to the coffee shop if they want. And when we look at those assortments, we're constantly putting those up against the main brand and the styles that we're offering in the main brand to make sure that there is a very, you know, a lot of consideration to where there's crossover, where it's appropriate and where it's not and we make those adjustments.

Meredith Kent - UBS Warburg - Analyst

Okay.

And then real quickly, are you going to have a separate Web site for aerie or is it going to be part of the American Eagle Web site?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Actually that's a great question, too. They'll be coming into ae.com always. As I had said before, we are consistently going to be leveraging the American Eagle brand, so they will be entering aerie.com through ae.com.

Meredith Kent - UBS Warburg - Analyst

Great, thanks.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Dennis, we're going to take one more question. We have a little more time.

Operator

Your next question is from the line of David Glick with Buckingham Research Group.

David Glick - Buckingham Research Group - Analyst

Good morning, Judy, thanks for that last question.

Of course, I'm going to talk about aerie. I was wondering if you can give us a sense for the results of your Q1 test now that you've had full quarter of testing in the 30 or 40 stores that you're testing in. Could you share with us what the overall comps were for those test stores versus the chain average?

What kind of penetration or percent to total you saw in the intimates business in those stores and what are you expecting for Q3 and Q4 in terms of the penetration of the business as you expand it out to over half your chain and what kind of incremental comp driver do you think it is if you can attempt to quantify that?

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Okay. A couple of things.

First of all, I want to clarify that the only test we really had in place for Spring was a bra test and I mentioned that we learned a lot, saw positive results in our expanding that into about half the chain. That's just bras.

For aerie, I want to clarify that aerie will be in 100% of the American Eagle stores and on ae.com in at least a very small assortment. As myself, Jim, Joan, as we've all talked to you about aerie, we've mentioned that we have a very flexible real estate strategy that allows different level of assortments to go into our stores.

As that evolves over time, that will dictate how much of comp store growth that our top line business will be. What we've proven, okay, and what has been successful as we continue to expand the intimates line that you see out there in the store right now are two things. One is, we're getting better at the productivity of our expanded assortments, the side-by-side stores that we have, the large in-store square footage that we have, they're becoming more productive to our business so we're learning about that. So I mean those are the things that, you know, we'll need to keep you updated over time but we expect comp store growth from this, but we are not going to put a number for you because the real estate strategy is going to be changing month-to-month, quarter-to-quarter.

David Glick - Buckingham Research Group - Analyst

Okay. Thank you.

Susan McGalla - American Eagle Outfitters, Inc. - President, Chief Merchandising Officer, AE Brand

Sure.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Thanks, Dennis. That's it. Dennis?

Operator

Yes, ma'am.

Judy Meehan - American Eagle Outfitters, Inc. - Senior Director Investor Relations

Okay. We're ready. That's it. Thank you for joining us today and we appreciate your time. Bye-bye.

Operator

This concludes the American Eagle Outfitters first quarter 2006 earnings call. You may now disconnect.